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                                                                     EXHIBIT 5.1

                         [COOLEY GODWARD LLP LETTERHEAD]

June 29, 2000


MessageMedia, Inc.
6060 Spine Road
Boulder, CO  80301

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by MessageMedia, Inc., a Delaware corporation (the "Company"), of a registration statement on Form S-8 (the "registration statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 4,196,000 shares of the Company's common stock, $.001 par value (the "Shares"), including 2,006,850 Shares issuable pursuant to the MessageMedia, Inc. 1995 Stock Plan (the "1995 Plan"), 1,158,000 Shares issuable pursuant to the MessageMedia, Inc. 1999 Non-Officer Stock Option Plan (the "1999 Plan"), 638,000 Shares issuable pursuant to outstanding options granted outside of the Plan (the "Non-Plan Option Agreements") and 400,000 shares issuable pursuant to the MessageMedia, Inc. Employee Stock Purchase Plan (the "Purchase Plan").

     In connection with this opinion, we have examined and relied upon the registration statement and related prospectus, the 1995 Plan, the 1999 Plan, the Non-Plan Option Agreements, the Purchase Plan, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and such other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the 1995 Plan, the 1999 Plan, the Non-Plan Option Agreements or the Purchase Plan, as applicable, the registration statement and the related prospectus, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,



/s/ Michael L. Platt

Michael L. Platt